Exhibit 99.1

For Immediate Release
Date:	February 28, 2008

Contact:	Mary Beth Steiginga
Assistant Secretary
630 Godwin Avenue
Midland Park, NJ 07432
201- 444-7100

PRESS RELEASE

Stewardship Financial Corporation Reports
Earnings for the Year Ending December 31, 2007

Midland Park, NJ - February 28, 2008 - Stewardship Financial Corporation (NASDAQ:SSFN), parent of Atlantic Stewardship Bank, announced today net income earned for the year ended December 31, 2007, of $4.61 million, or $0.87 basic net earnings per share, as compared to net income of $4.75 million or $0.90 per share for the year ended December 31, 2006. Diluted earnings per share was $0.87 for the year ended December 31, 2007 compared to $0.89 for the year ended December 31, 2006. Earnings for the year ended December 31, 2007 were impacted by the receipt of a life insurance payout, which resulted in miscellaneous income of $459,000. During 2006, the Corporation realized a gain of $746,000 for the sale of its credit card portfolio and a loss of $435,000 in the restructuring of its investment portfolio.

Net income for the quarter ended December 31, 2007 was $838,000 compared to $1.25 million for the same three-month period in 2006.  The net income for the quarter ended December 31,

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Stewardship Financial Corporation continued	February 28, 2008

2006 included a gain of $746,000 on the sale of the credit card portfolio as well as a loss of $435,000 resulting from the investment portfolio restructuring.  Basic and diluted earnings per share for the quarter ended December 31, 2007 were $0.16, compared to $0.24 and $0.23, respectively for the same period in 2006.

Net earnings per share data has been restated to reflect a 5% stock dividend paid in November 2007 and 2006.

Stewardship Financial Corporation’s total assets reached $571.9 million at December 31, 2007, compared to $519.7 million at December 31, 2006, reflecting total asset growth of 10.0%. Total loans increased $50.6 million, or 13.7%, from $369.5 million at December 31, 2006 to $420.1 million at December 31, 2007. Total deposits increased $38.1 million, or 8.8%, from $434.2 million at December 31, 2006 to $472.3 million at December 31, 2007. Total stockholders’ equity increased 10.1% to $41.1 million at December 31, 2007, compared to $37.3 million a year ago.

Paul Van Ostenbridge, President and Chief Executive Officer of Stewardship Financial Corporation and Atlantic Stewardship Bank stated, “We are pleased to report our strong earnings for 2007, considering the extremely challenging interest rate environment. In addition, these earnings were achieved in a year when the Corporation invested in three new branches. We feel

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Stewardship Financial Corporation continued	February 28, 2008

that increasing our branch network by opening branches in North Haledon, Westwood and Wyckoff will provide strong business development and earnings opportunities in the future.  Recognizing the need to capitalize on the total business market we serve, we increased the staffing within the Commercial Lending and Business Development Divisions. These new associates are already producing positive results. We continue to experience strong growth in our commercial and commercial real estate lending markets and are pleased to report that the corporation is not involved in the sub prime mortgage market.  Asset quality remains strong and the increases in the loan loss reserve directly correlate to the increase in loans. The management team recognizes that 2008 will also be challenging for community banks. The 2007 investment in business sales and service associates will enhance the Corporation’s earnings in the upcoming year and we are confident the new branches will positively impact earnings in future years.”

Stewardship Financial Corporation is the parent company of Atlantic Stewardship Bank, which has banking offices located in Hawthorne, Midland Park, Montville, Pequannock, Ridgewood, Waldwick and Wayne, New Jersey. The Bank opened its newest branches in 2007 in Wyckoff, Westwood and North Haledon, New Jersey. Atlantic Stewardship Bank, opened in 1985, is a community bank serving individuals and businesses, and is well known for tithing ten percent of its pre-tax profit to Christian and local charitable organizations. In 2007, the Bank’s Tithe amounted to $705,000 bringing total donations since the program began to $5,735,000.

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Stewardship Financial Corporation continued	February 28, 2008

Stewardship Financial Corporation common stock is traded on the NASDAQ Capital market under the symbol SSFN.  Please visit our website at www.asbnow.com or call 201-444-7100 for information regarding our products and services.

This information disclosed in this document contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.”  Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.

Stewardship Financial Corporation
Financial Highlights
(unaudited)
(In thousands, except per share data)

	Year ended		Three Months Ended
	December 31,		December 31,

	2007	2006	2007	2006
Selected Operating Data:
Total interest income	$33,310	$30,000	$8,735	$7,889
Total interest expense	13,880	10,916	3,692	3,109
Net interest income before provision
for loan loss	19,430	19,084	5,043	4,780
Provision for loan loss	530	264	250	14
Net interest income after provision
for loan loss	18,900	18,820	4,793	4,766

Gain on sale of credit card portfolio	-	746	-	746
Gain (loss) on calls and sales of securities	4	(435)	4	(435)
Life insurance proceeds	459	-	-	-
Other interest income	3,951	3,878	993	993
Total Noninterest income	4,414	4,189	997	1,304

Noninterest expense	16,629	15,629	4,579	4,120

Income before income tax expense	6,685	7,380	1,211	1,950
Income tax expense	2,078	2,627	373	698
Net income	$4,607	$4,753	$838	$1,252

Basic earnings per share	$0.87	$0.90	$0.16	$0.24
Diluted earnings per share	$0.87	$0.89	$0.16	$0.23

	At December 31,
	2007	2006
Selected Financial Data:
Total assets	$571,905	$519,749
Total loans, net of deferred loan fees	420,147	369,544
Allowance for loan losses	4,457	4,101
Total deposits	472,299	434,223
Stockholders' equity	41,090	37,306

	At or for the year ended
	December 31,
Selected Financial Ratios:	2007	2006
Annualized return on average assets (ROA)	0.86%	0.96%
Annualized return on average equity (ROE)	11.76%	13.41%
Tier 1 equity to total assets	8.40%	8.53%
Book value per share	$7.74	$7.08

     All share data has been restated to include the effect of a 5% stock dividend paid in November, 2007 and 2006.